EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

OGDEN CORPORATION:

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-56181 of Ogden Corporation on Form S-4 of the reports of Deloitte & Touche dated February 2, 1994 (which express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 106 and No. 109), appearing in and incorporated by reference in the Annual Report on Form 10-K of Ogden Corporation for the year ended December 31, 1993 and to the reference to Deloitte & Touche LLP under the headings "Experts" and "Ogden Corporation and Subsidiaries Selected Historical Consolidated Financial Data" in the Prospectus, which is part of this Registration Statement.



     We also consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-56181 of Ogden Corporation on Form S-4 of the reports of Deloitte & Touche dated February 2, 1994 (which express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 109), appearing in and incorporated by reference in the Annual Report on Form 10-K of Ogden Projects, Inc. for the year ended December 31, 1993 and to the reference to Deloitte & Touche LLP under the headings "Experts" and "Ogden Projects, Inc. and Subsidiaries Selected Historical Consolidated Financial Data" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, New York
November 25, 1994